Exhibit 23.9

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-10/F-4, including any amendments thereto (the “Registration Statement”) of Yamana Gold Inc. (“Yamana”), I, Carlos Iturralde, P.Eng., hereby consent to the use of my name in connection with the reference to the reports entitled “NI 43-101 Technical Report, Jacobina Gold Mine, Bahia State, Brazil” dated May 29, 2020 and “NI 43-101 Technical Report, El Peñón Gold-Silver Mine, Antofagasta Region, Chile” dated March 25, 2021 (the “Reports”) and to the inclusion or incorporation by reference of references to the written disclosure of the Reports and of extracts from or summaries thereof in the Registration Statement.

By:	/s/ Carlos Iturralde

Name: Carlos Iturralde, P.Eng.

November 12, 2021